UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

SomaLogic, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-4298912
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2945 Wilderness Place, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-256127

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

SomaLogic, Inc., a Delaware corporation (f/k/a CM Life Sciences II, Inc.) (the “Company”), hereby amends the registration statement on Form 8-A (File No. 001-40090) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 19, 2021.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Company and warrants to purchase shares of Class A common stock (“Warrants”).

Prior to September 1, 2021, the Company had units, two classes of common stock (Class A common stock and Class B common stock, par value $0.0001 per share (“Class B common stock”)) and Warrants.

On September 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of March 28, 2021 (as amended from time to time, the “Merger Agreement”), by and among the Company, SomaLogic, Inc., a Delaware corporation (“Old SomaLogic”), and S-Craft Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into Old SomaLogic (the “Merger”), with Old SomaLogic as the surviving company in the Merger and, after giving effect to such Merger, Old SomaLogic becoming a wholly-owned subsidiary of the Company (the “Business Combination”).

As consideration for the Business Combination, among other things, the Company issued to the stockholders of Old SomaLogic a certain number of shares of Class A common stock determined based on a purchase price calculation described in the Merger Agreement.

In connection with the closing of the Business Combination, the Company’s amended and restated certificate of incorporation was amended and restated (as so amended and restated, the “Charter”) to, among other things: (a) change the post-Business Combination Company’s corporate name from “CM Life Sciences II, Inc.” to “SomaLogic, Inc.”; (b) increase the total number of authorized shares of Class A common stock to 600,000,000; (c) increase the total number of authorized shares of preferred stock to 1,000,000; and (d) eliminate provisions that are specific to the Company’s status as a blank check company. In addition, in connection with the consummation of the Business Combination, the Company’s bylaws were amended and restated (the “Amended and Restated Bylaws”) to account for the structure of the Company’s Board of Directors following the Business Combination and to conform to the Charter.

Furthermore, in connection with the closing of the Business Combination, all of the outstanding shares of Class B common stock converted, on a one-for-one basis, into shares of Class A common stock. In addition, upon the change in the Company’s trading symbol following the closing of the Business Combination, the Company’s units shall cease trading separately.

The description of the Common Stock and warrants is set forth under the heading “Description of Securities” in the Company’s proxy statement/prospectus forming a part of its Registration Statement on Form S-4 (File No. 333-256127), originally filed with the SEC on May 14, 2021 (as thereafter amended and supplemented from time to time, the “Registration Statement”), to which this Form 8-A relates and which is incorporated by reference herein.  The description of the Common Stock and Warrants is qualified in its entirety by reference to the Charter and the Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto, respectively, and incorporated herein by reference, and the description of the Warrants is further qualified in its entirety by reference to the Warrant Agreement, dated February 22, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, which is filed as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits have been filed as exhibits to this registration statement, as amended, and are incorporated herein by reference:

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4/A (file No. 333-256127) filed on August 5, 2021).
4.2	Warrant Agreement (including form of warrant certificate) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (file No. 801-40090) filed on February 26, 2021).
10.1	Amended and Restated Registration Rights Agreement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOMALOGIC, INC.

Date: September 1, 2021	By:	/s/ Roy Smythe
	Name:	Roy Smythe
	Title:	Chief Executive Officer

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